UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


    PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE
                                   ACT OF 1934

Date of Report (Date of earliest event reported)   October 3, 1997

                          (September 24, 1997)


Commission File Number                        0-18550

                           NTS Mortgage Income Fund
           (Exact name of registrant as specified in its charter)

         Delaware                                  61-1146077
(State or other jurisdiction of          (I.R.S. Employer Identification
incorporation or organization)           No.)

   10172 Linn Station Road
   Louisville, Kentucky                                40223
(Address of principal executive                     (Zip Code)
offices)

Registrant's telephone number,
including area code                (502) 426-4800

                              Not Applicable
           Former name, former address and former fiscal year,
                       if changed since last report




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Item 2.      Acquisition of Assets

             The NTS Mortgage Income Fund (the Fund) has been admitted as a partner in the Orlando Lake Forest Joint Venture (the Joint Venture) effective as of August 16, 1997, and entered into an Amended and Restated Joint Venture Agreement on September 24, 1997, evidencing the Fund's admission to the Joint Venture as a partner with Orlando Lake Forest, Inc., Orlando Capital Corporation and OLF II Corporation, all of whom are Affiliates of and are under common control with NTS Corporation, the Fund's Sponsor. The Joint Venture will continue to operate under its current legal name as the Orlando Lake Forest Joint Venture.

             The Joint Venture owns the Orlando Lake Forest project, a single-family residential community located in Seminole County, Florida (near Orlando) consisting of approximately 360 acres of residential land and improvements and approximately 20 acres of commercial land. The Joint Venture will continue to own and develop the Orlando Lake Forest project.

             The Fund contributed to the Joint Venture as a capital contribution its $10,418,701 interest in the principal and interest of the first mortgage loan on the Orlando Lake Forest project, and obtained a 50% interest in the Joint Venture. The NTS entities named above hold cumulatively the remaining 50% interest in the Joint Venture.

             As a 50% partner, the Fund will gain significant rights of approval with regard to ongoing operations of the Orlando Lake Forest project. The Orlando Lake Forest Joint Venture has obtained a loan commitment from Barnett Bank, Central Florida, N.A. to provide funds for the continued development of the Orlando Lake Forest project.

             The Fund is evaluating whether its entry into the Joint Venture will effect the Fund's qualification as a real estate investment trust.





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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the NTS Mortgage Income Fund has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        NTS MORTGAGE INCOME FUND
                                                 (Registrant)


                                        /s/ John W. Hampton
                                        ---------------------------------------
                                        John W. Hampton
                                        Secretary/Treasurer
                                        (principal accounting and
                                        chief financial officer)




Date: September 24, 1997


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